Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of
Nicholas Investment Company, Inc.
Corona, California

We hereby consent to the incorporation by reference in this registration statement of Nicholas Investment Company, Inc., on Form S-8, of our audit report dated September 2, 2003, which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern, for the year ended December 31, 2002, and to all references to our firm in this registration statement.

HJ Associates & Consultants, LLP
Salt Lake City, Utah
October 2, 2003